Exhibit 10.7

June 14, 2011

PERSONAL & CONFIDENTIAL

Mr. Steve Rix
Chief Executive Officer
Big Bear Mining Corp.
60 E. Rio Salado Parkway, Suite 900
Tempe AZ 85281

Mr. Rix:

Vista Partners LLC (“Vista”) is pleased to act as one of the capital market advisors to Big Bear Mining Corp. (the “Company”), with respect to providing the Company with advice and services to assist in meeting its objectives in the capital markets.  This agreement (the “Agreement”), is entered into on the 1st day of June, 2011, by and between Big Bear Mining Corp. ("Company") and Vista Partners LLC (“Vista”). The Company and Vista may be collectively referred to as the “Parties”.  The Company hereby agrees to purchase the following services from Vista, in accordance with the following terms and conditions.

1.	Services Provided.
•
On an ongoing basis, Vista will provide commentary, feedback and insight on the market, relevant events and transactions, and buy-side sentiment. Vista will also be available for ad hoc questions and analysis of specific issues.

•	On a quarterly basis, Vista will provide a thorough assessment, market update and capital markets analysis. This will include:

a.	Review of press releases, company website, public shareholder PowerPoint presentations and other investor related materials
b.	Provide analysis of the company vs. comparable companies
c.	Provide an analysis of trading volumes, buyers, sellers and trends and comparable companies
d.	Provide commentary on sector news, events, themes, public policy issues, sector trends and concerns
e.	Provide commentary on the company’s capital structure, balance sheet, competitive analysis, capital markets alternatives and recommendations
f.	Review company's current financing arrangements

•	In addition, the Company will have full access to the following ancillary services from Vista:

a.
Reports.  Vista shall prepare up to four (4) Reports for Company. The first Report shall be a full and comprehensive report, ranging in length from eighteen (18) to twenty five (25) pages (hereinafter “Initiation Report”). The subsequent Reports shall be updates, ranging from five (5) to ten (10) pages in length (hereinafter “Follow-Up Reports”). Vista shall commence work on the Initiation Report following the receipt and cashing of Company’s Payment (as defined in Section 9 below). The Follow-Up Reports may be delivered at any time during the term of this Agreement.  Delivery of each Report is dependent upon Company’s performance of its obligations (listed in Sections 4, 5, and 9 below).  Vista may deliver Reports to Company by any reasonable means, including mail or electronic mail.  Vista shall also include Company in Monthly Newsletter.

b.
Earnings Conference Calls.  At the Company’s request, Vista shall also participate in each quarterly earnings conference call hosted by Company during the Contract Term, provided Vista is given notice of the call at least five (5) business days in advance.

c.
Monthly Newsletter.  Vista shall include Company in monthly newsletter during the term of this agreement.  Monthly Newsletter will be sent to Vista e-mail list, disseminated at investor meetings and posted on Vista website.

d.	Shareholder Inquires. Vista shall respond to all shareholder inquires and report to Company shareholder comments on a weekly basis either by telephone or by email.

2.	Recital of Consideration.

•
In exchange for a monthly fee of ten thousand dollars ($10,000) to be paid by Company to Vista, Vista shall deliver up to four (4) research reports (collectively “Reports” or singularly “Report”) to Company over a twelve month period and participate in Company’s earnings conference calls during the stated contractual period.  Vista shall post each research report on the Vista Partners website, www.vistapglobal.com as well as include Company in Vista monthly newsletter.  Vista shall also manage all shareholder inquires.

•
Vista Partners LLC shall be issued one million five hundred thousand (1,500,000) shares of Company common stock pursuant to Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933.  Should Renewal be effectuated, Vista shall receive an additional two million (2,000,000) shares of Company common stock pursuant to Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933. Vista shall receive stock certificates within five (5) days of date Agreement is consummated and Renewal effectuated. Vista shall receive customary piggy back rights whereby the Company will be required to register any and all of Vista’s unregistered stock when either the company or another investor initiates a registration statement. Also, the company will cover any transfer agent and/or legal related costs that Vista might occur in order to convert restricted shares to free trading shares.

3.
Term.  This Agreement shall commence on June 14, 2011 and conclude on the sixth month anniversary of this agreement, renewing automatically for an additional six months (“Renewal), unless the automatic Renewal is cancelled thirty (30) days prior to the conclusion of the six month period, by either party, in writing.

4.
Approval of Reports.  Neither Party may publish or disseminate a Report until that particular Report has met with the approval of both Parties. Once Vista submits the first draft of a Report to Company, Company shall have thirty (30) days to make changes, additions, or deletions to the Report. In the event that Vista believes in good faith that publication of the report containing Company’s changes would be in violation of any law or regulation, or would otherwise expose Vista to unreasonable risk or liability, then Vista will not be in breach of this contract should Vista refuse to publish and disseminate the report as amended by the Company.

5.
Company’s Obligations.  In addition to the financial obligation detailed in Section 9 below, Company agrees to assist Vista in the creation of the Reports by furnishing all necessary information to Vista within five (5) business days of request.  Company also agrees to make its management fully accessible to Vista, in such a manner that all phone calls, emails, and/or any other form(s) of communication, shall be returned within forty-eight (48) hours.  Vista shall route all such communications through Company’s Chief Executive Officer.

6.
Rights Associated with Vista’s Work Product. Once Company has paid Vista the consideration set forth in this Agreement in full, all copyrights and other intellectual property rights associated with the Reports produced by Vista shall transfer to Company.  Vista shall ensure that all Vista employees who are engaged in writing the reports are obligated to assign all of their ownership interests in the Reports to Company in conformance with this Agreement.

7.	Derivative Use. AT NO TIME, WHETHER DURING OR AFTER THE CONTRACT PERIOD, MAY COMPANY PLACE VISTA’S NAME ON A DERIVATIVE WORK WITHOUT THE EXPRESS WRITTEN CONSENT OF VISTA.

8.
Distribution Rights.  Subject to the other terms of this Agreement, both Vista and Company have the right to distribute Reports generated by Vista, pursuant to the terms of this Agreement, in any reasonable manner, both during and after the Contract Period.  However, at any time, the Company may, in its sole discretion, decide to cease publication, distribution, and dissemination of the Reports.  If Company makes such a decision, and notifies Vista of such decision, then Vista shall cease publication, distribution, and dissemination of Reports (in any format) for so long as Company also ceases.

9.
Payment.  Company shall make an Initial Payment (“Initial Payment”) payment to Vista in the amount of forty-five thousand dollars ($45,000) which includes first monthly payment of ten thousand dollars ($10,000), second monthly payment of ten thousand dollars ($10,000) and twenty five thousand dollar ($25,000) expense allowance due within sixty (60) days of date Agreement is consummated. Failure to make Initial Payment within sixty (60) days will result in material breach of this Agreement by Company.

Subsequent monthly payments are due on the 1st of each month, failure to make monthly payment within the first five (5) days of corresponding month when payment is due, will result in material breach of this Agreement by Company.

10.	Acceptable Methods of Payment. Payment shall be made in either of the following manners:

Payment by Check. Check shall be made payable to Vista Partners LLC, and sent by Company to the address listed below:

Vista Partners LLC
70 SW Century Drive Suite 100-220
Bend, OR 97702

Payment by Direct Deposit:  In lieu of sending payment by mail, Company may directly deposit payment into Vista’s Chase bank account, listed below.

325070760	865796452
Routing Number	Account Number

11.
Expenses.  In order to fulfill its obligations (as defined in Section 1 above), Vista will incur out-of-pocket expenses. A non-refundable expense allowance of twenty-five thousand ($25,000) will be due within sixty (60) days upon signing Agreement (the “expense allowance”).  Company shall reimburse Vista for all of Vista’s reasonable out-of-pocket expenses in connection with Vista’s performance under the terms of this Agreement, including, but not limited to: travel, food, lodging, and reasonable administrative expenses. Vista shall first obtain Company’s written approval for all expenses exceeding initial expense allowance during the term of the contract. Within thirty (30) days of incurring the expense, Vista shall submit an expense report to Company, and Company must reimburse Vista within thirty (30) days of receiving Vista’s expense report. All expenses shall be invoiced to Company without markup.

12.
Breach by Company.  In the event Company materially breaches the Agreement, Vista shall be entitled to pursue any and all remedies provided by law and equity and will be entitled to keep all shares and monies received prior to breach by Company.

13.
Breach by Vista. Failure to Provide Reports:  In the event that Vista breaches this Agreement by failing to provide a Report or Reports, Company’s sole remedy shall be the cancellation of the remainder of the Agreement and be entitled to retain and use all works produced by Vista under the terms of this Agreement, subject to the limitation defined in Section 7.  Under no circumstances may Company seek equitable remedies, including, but not limited to, specific performance for failure to provide a Report.

14.
Waiver and Modification.  No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained shall be valid unless made in writing and duly executed by the party to be charged therewith.

15.
Non-Exclusive Agreement.  Company understands and acknowledges that Vista provides other and similar services to various companies, which may conduct business activities similar to those of Company. Nothing herein shall in any way preclude Vista from engaging in any business activities, or from performing services for other companies that may be in competition with Company.

16.
Fully Integrated Agreement.  The parties agree that there have been no oral representations or understandings not reflected in this Agreement.  This Agreement shall supersede all prior understandings, discussions, and or negotiations.

17.
Non-Public Information and Indemnity.  BY SIGNING THIS AGREEMENT, COMPANY CERTIFIES THAT IT WILL NOT FURNISH VISTA WITH ANY NONPUBLIC INFORMATION. Provided that Vista has not disseminated any Report in contravention of the terms of this Agreement, then Company also agrees to forever and completely indemnify Vista, and its heirs, assignees, successors, affiliates, attorneys, agents and employees, and any and all other individuals or entities acting through or for Vista, from any and all claims that have or could have, arisen from the information contained in the Reports.  Furthermore, the Company agrees to indemnify and hold harmless Vista and its officers, directors, employees, consultants, attorneys, agents, affiliates, parent company and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (Vista and each such other persons are collectively and individually referred to below as an "Indemnified Party") from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any private placement memorandum, registration statement (including documents, incorporated by reference) (the “Registration Statement”) or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this letter agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including legal fees and expenses) in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence.  The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party's willful misconduct or gross negligence. If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute to all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Vista under the terms of this letter agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and Vista in connection with the matter(s) as to which contribution is to be made.  The relative benefits received by the Company and Vista shall be deemed to be in the same proportion as the fee the Company actually pays to Vista bears to the total value of the consideration paid or to be paid by the Company and/or the Company's shareholders in the transaction(s) contemplated in this letter agreement.  The relative fault of the Company and Vista shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Vista and the Company’s and Vista’s relative intent, knowledge, access to information and opportunity to correct.  The Company and Vista agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account these equitable considerations. Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party's share of such losses, claims, damages, liabilities and expenses exceed, in the aggregate, the fee actually paid to the Indemnified Party by the Company.  The Company further agrees that, without Vista’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this agreement unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all such lawsuits, claims, or other proceedings against the Indemnified Parties.  The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission to so notify the Company will not relieve the Company from any liability which it may otherwise have hereunder except to the extent that the Company is damaged or prejudiced by such omission or from any liability it may have other than under this Appendix A.  The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an "action") for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party.  After notice from the Company to the Indemnified Party of its election to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Company and the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to the Indemnified Party which are different from, or in conflict with, any legal defenses which may be available to the Company (in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed).  Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix A.  Also, each Indemnified Party shall make reasonable efforts to mitigate its losses and liabilities.  In addition to the Company's other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving any deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an Indemnified Party is named as a party to any such action.

18.
Contract Rights are Not Assignable.  This Agreement; and the rights hereunder, may not be assigned by either party without the express written consent of the other party, except in conjunction with a sale or merger of a party.

19.
Representations and Warranties.  Company represents, warrants and covenants that (a) it is a corporation organized under the laws of the State of Nevada and is duly incorporated and validly existing; and (b) has offices in the state of California.  Both parties represent, warrant, and covenant that they have the power and authority to enter into this Agreement and to fully perform their respective obligations hereunder.

20.
Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.  Execution by facsimile or PDF shall be deemed binding.

21.	Choice of Law. The validity of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of California.

22.	Severability. Should any portion of this contract be found invalid, only that portion shall be invalidated and the remainder of the contract will remain in full force and affect.

23.
Arbitration.  Any controversy, dispute, or claim of whatever nature arising out of, or in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be settled, at the request of any party to this Agreement, by final and binding arbitration in California by a single arbitrator. The sole arbitrator shall be selected by, and the arbitration shall be conducted and administered in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

24.
Scope of Engagement.  The Company acknowledges that Vista will not make, or arrange for others to make, an appraisal of any physical assets of the Company.  Nonetheless, if Vista determines after review of the information furnished to us that any such appraisal or appraisals are necessary or desirable, we will undertake such appraisal and any costs incurred in connection with such appraisal(s) will be borne by the Company.

25.
General Provisions. No purported waiver or modification of any of the terms of this letter agreement will be valid unless made in writing and signed by the parties hereto.  Section headings used in this letter agreement are for convenience only, are not a part of this letter agreement and will not be used in construing any of the terms hereof.  This letter agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this letter agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. No provision of this letter agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof.  If any provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This letter agreement may be executed in any number of counterparts and by facsimile signature.

By signing this Agreement, both Parties acknowledge that they fully comprehend the terms of this Agreement and have had the opportunity to seek the advice of counsel, whether exercised or not.

Signed:

_______________________                                                                                                           June ___, 2011
Steve Rix
Chief Executive Officer, Big Bear Mining Corp

_______________________                                                                                                           June ___, 2011
Ross Silver
Principal, Vista Partners LLC